Exhibit 16.1

Turner, Jones & Associates, P.L.L.C.
Certified Public Accountants
108 Center Street, North, 2nd Floor
Vienna, Virginia 22180-5712
(703) 242-6500
Fax (703) 242-1600

October 20, 2010

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

We have reviewed the Forms 8K dated August 25, 2010 filed by International Aerospace Enterprises, Inc. regarding item 4.02 Non-Reliance on previously Issued Financial Statements. We agree with the statements made by the Company with the exception of the notes being inadvertently omitted from the financials. The $100,000 note was issued in exchange for services rendered by an insider in 2008. The $270,000 note was issued to a company controlled by the same insider in exchange for services and expenses. The notes were omitted from the Company’s general ledger and financial statements for all subsequent periods until the time of conversion.

Sincerely,

   /s/ Turner, Jones & Associates PLLC

Turner, Jones & Associates PLLC

Member American Institute of Certified Public Accountants